EXHIBIT 14(a)(1)(i)

Banc One Mortgage                                 Paul Smyth
Capital Markets, L.L.C.                           1717 Main Street, 12th Floor,
                                                  TX1-2495
                                                  Dallas, TX 75201
                                                  (214) 290-2505
                                                  (214) 290-3142/3415(facsimile)

March 23, 1999

Mr. David Shepherd
State Street Bank and Trust Company
Two International Place
5th Floor
Boston, Massachusetts 02110

Re: J.P. Morgan Commercial Mortgage Finance Corp. - Mortgage Pass-Through Certificates Series 1996-C3

Dear Mr. Shepherd:

This Officer's Certificate is provided to you by Banc One Mortgage Capital Markets, L.L.C. ("BOMCM") pursuant to the terms outlined in Section 3.07 of the Servicing Agreement ("SA") dated as of February 1, 1996 related to the above referenced securitization for which BOMCM acts as Master Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the SA unless otherwise defined in this letter.

The undersigned officer, on behalf of BOMCM, hereby informs you that (a) a review of the activities of BOMCM as Master Servicer and of its performance under the SA has been made under such officer's supervision during 1998; and (b) to the best of such officer's knowledge, based on such review, it has fulfilled all of its obligations under the SA throughout such period.


Sincerely,

BANC ONE MORTGAGE
CAPITAL MARKETS, L.L.C.

By:     /s/ Paul Smyth
        ------------------------
        Paul Smyth
        Managing Director of Servicing